UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report (Date of earliest event reported): November 3, 2015
PLEXUS CORP.
___________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin                 001-14423            39-1344447
(State or other jurisdiction             (Commission            (I.R.S. Employer
of incorporation)                File Number)            Identification No.)

One Plexus Way, Neenah, WI               54956
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code:
(920) 969-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On November 4, 2015, Plexus Corp. (“Plexus” or the “Company”) announced plans to close its manufacturing facility in Fremont, California (“Fremont”) as a result of the Company’s optimization of its capacity to meet customer demand due to changing end-market dynamics. This action was approved by Company management on November 3, 2015. Plexus expects to incur approximately $3.0 to $5.0 million of restructuring charges as a result of this action by the end of the third quarter of fiscal 2016, comprised of employee, transition and other facility-related costs. The restructuring charges remain subject to additional analysis.

The closure of the Fremont facility will affect approximately 200 employees. It is anticipated that existing customer programs at the Fremont facility will be transferred to other Plexus facilities. Plexus currently expects that the consolidation efforts related to this action will be complete by the end of the third quarter of fiscal 2016.

Safe Harbor and Fair Disclosure Statement

The statements contained in this report that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the possibility that the Company may not achieve the anticipated savings from the actions described in this report; the adequacy of restructuring and similar charges as compared to actual expenses; the possibility that relocating programs from the Fremont facility to other Company facilities may cause disruption to the programs and/or the Company’s related customer relationships; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in "Risk Factors" in its fiscal 2014 Form 10-K).
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2015		PLEXUS CORP.
(Registrant)

	By:	/s/ Patrick J. Jermain
Patrick J. Jermain
Senior Vice President and
Chief Financial Officer